Exhibit 97.1

INCENTIVE COMPENSATION CLAWBACK POLICY

Recoupment of Incentive-Based Compensation
It is the policy of Viridian Therapeutics, Inc. (the “Company”) that, in the event the Company is required to prepare an accounting restatement of the Company’s financial statements due to material non-compliance with any financial reporting requirement under the federal securities laws (including any such correction that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period), the Company will recover on a reasonably prompt basis the amount of any Incentive-Based Compensation Received by a Covered Executive during the Recovery Period that exceeds the amount that otherwise would have been Received had it been determined based on the restated financial statements (each as defined below). This Incentive Compensation Clawback Policy (this “Policy”) has been adopted by the Company’s Board of Directors (the “Board”) effective October 11, 2023 (the “Effective Date”). The Board may amend or change the terms of this Policy at any time for any reason, including as required to comply with any laws, rules, regulations and listing standards that may be applicable to the Company.
Policy Administration and Definitions
This Policy is administered by the Compensation Committee of the Board (the “Committee”), subject to ratification by the Board with respect to final determinations related to Covered Executive compensation. The Policy is intended to comply with, and as applicable to be administered and interpreted consistent with, and subject to the exceptions set forth in, Listing Rule 5608 adopted by the Nasdaq Stock Market (“Nasdaq”) to implement Rule 10D-1 under the Securities Exchange Act of 1934, as amended (collectively, “Rule 10D-1”).
For the purposes of this Policy:
•“Covered Executive” means any “executive officer” of the Company as defined under Rule 10D-1.
•A “Financial Reporting Measure” is (i) any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements and any measure derived wholly or in part from such a measure, and (ii) any measure based in whole or in part on the Company’s stock price or total shareholder return.
•“Incentive-Based Compensation” means any compensation granted, earned or vested based in whole or in part on the Company’s attainment of a Financial Reporting Measure that was Received by a person (i) on or after the Effective Date and after the person began service as a Covered Executive, and (ii) who served as a Covered Executive at any time during the performance period for the Incentive-Based Compensation.
•Incentive-Based Compensation is deemed to be “Received” in the fiscal period during which the relevant Financial Reporting Measure is attained, regardless of when the compensation is actually paid or awarded.

•“Recovery Period” means the three completed fiscal years immediately preceding the date that the Company is required to prepare the accounting restatement described in this Policy and any transition period of less than nine months that is within or immediately following such three fiscal years, all as determined pursuant to Rule 10D-1.
Determination by the Committee
If the Committee determines the amount of Incentive-Based Compensation Received by a Covered Executive during a Recovery Period exceeds the amount that would have been Received if determined or calculated based on the Company’s restated financial results, such excess amount of Incentive-Based Compensation shall be subject to recoupment by the Company pursuant to this Policy. For Incentive-Based Compensation based on stock price or total shareholder return, where the amount of erroneously awarded compensation is not subject to mathematical recalculation directly from the information in an accounting restatement, the Committee will determine the amount based on a reasonable estimate of the effect of the accounting restatement on the relevant stock price or total shareholder return. In all cases, the calculation of the excess amount of Incentive-Based Compensation to be recovered will be determined on a pre-tax basis (i.e., without regard to any taxes paid with respect to such compensation). The Company will maintain and will provide to Nasdaq documentation of all determinations and actions taken in complying with this Policy. All determinations made by the Committee or the Board under this Policy shall be final and binding on all affected individuals.

Methods of Clawback
The Company may effect any recovery pursuant to this Policy in any manner consistent with applicable law, including by requiring payment of such amount(s) to the Company, by set- off, by reducing future compensation, or by such other means or combination of means as the Committee determines to be appropriate. The Company need not recover the excess amount of Incentive-Based Compensation if and to the extent that the Committee determines that such recovery is impracticable, subject to and in accordance with any applicable exceptions under the Nasdaq listing rules and not required under Rule 10D-1, including if the Committee determines that the direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered after making a reasonable attempt to recover such amounts. The Company is authorized to take appropriate steps to implement this Policy with respect to Incentive-Based Compensation arrangements with Covered Executives.

Not Exclusive Remedy
Any right of recoupment or recovery pursuant to this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any other policy, any employment agreement or plan or award terms, and any other legal remedies available to the Company (including, but not limited to, Section 304 of the Sarbanes-Oxley Act of 2002); provided that the Company shall not recoup amounts pursuant to such other policy, terms or remedies to the extent it is recovered pursuant to this Policy. The Company shall not indemnify any Covered Executive against (i) any liability or loss (including without limitation the loss of any Incentive-Based Compensation pursuant to this Policy, including any payment or reimbursement for the cost of third-party insurance purchased by any Covered Executives to fund potential recovery obligations under this Policy, any judgments, fines, taxes, penalties or amounts paid in settlement by or on behalf of any Covered Executive) incurred by such Covered Executive in connection with or as a result of any action taken by the Company to enforce this Policy (a “Clawback Proceeding”) or (ii) any indemnification or advancement of expenses (including attorneys’ fees) incurred by such Covered Executive in connection with any such Clawback Proceeding.

Certification
All Covered Executives subject to this Policy will be required to certify their understanding of and intent to comply with this Policy periodically.

Approved October 11, 2023

ACKNOWLEDGMENT AND CERTIFICATION
By signing below, the undersigned covered executive (the “Covered Executive”) acknowledges and confirms that the Covered Executive has received and reviewed a copy of the Viridian Therapeutics, Inc. (the “Company”) Incentive Compensation Clawback Policy (the “Policy”), and in addition, the Covered Executive acknowledges and agrees that, for good and valid consideration, including continuing participation in the Company’s incentive compensation programs, the receipt and sufficiency of which the Covered Executive hereby acknowledges, the Covered Executive will be bound by and abide by the Policy as follows:
(a)the Covered Executive is and will continue to be subject to the Policy and the Policy will apply both during and after the Covered Executive’s employment with the Company;

(b)to the extent necessary to comply with the Policy, the Company hereby amends any employment agreement, equity award agreement or similar agreement that the Covered Executive is a party to with the Company;

(c)the Covered Executive shall abide by the terms of the Policy, including, without limitation, by returning any compensation to the Company to the extent required by, and in a manner permitted by, the Policy, and understands and agrees that the Company is not permitted to, and will not, indemnify the Covered Executive for any liability, loss, including loss of any compensation that is subject to recovery by the Company, or expenses nor will the Company advance any expenses (including attorneys’ fees) incurred as a result of any action by or on behalf of the Company pursuant to the Policy and the Covered Executive hereby knowingly and intentionally waives and agrees not to assert any claim for indemnification or advancement of expenses against the Company or any subsidiary of the Company to which the Covered Executive is now or may become entitled notwithstanding any other agreement or provision therefor;

(d)any amounts payable to the Covered Executive shall be subject to the Policy as may be in effect and interpreted or modified from time to time in the discretion of the Company’s Board of Directors or Compensation Committee or as required by applicable law or the requirements of any securities exchange on which the Company’s securities are listed, and that such interpretation or modification will be covered by this acknowledgment;
(e)the Company may recover compensation paid to the Covered Executive through any method of recovery the Compensation Committee or its delegate deems appropriate, including without limitation by reducing any amount that is or may become payable to the Covered Executive, and the Covered Executive agrees to comply with any request or demand for repayment by the Company in order to comply with the Policy; and

(f)the Company is not responsible for and shall not make the Covered Executive whole for any effect under any tax law or regulation of the recovery of any compensation pursuant to the Policy, or for any taxes paid by the Covered Executive on compensation that is subject to recovery or is recovered pursuant to the Policy.

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Signature
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Print Name & Date

[ACKNOWLEDGMENT AND CERTIFICATION]